Exhibit 99(2)

2011 Second Quarter Earnings Conference Call

Thank you Jay and welcome to our second quarter conference call.  I will make a few brief comments after which John Rielly will review our financial results.

Net income for the second quarter of 2011 was $607 million, versus $375 million a year ago.  Our earnings were positively impacted by higher crude oil selling prices, which more than offset the impact of lower production volumes and weaker downstream results.

Exploration and Production earned $747 million.  Crude oil and natural gas production averaged 372 thousand barrels of oil equivalent per day, which was 10 percent below the year ago quarter.

Over the past six months, we have experienced several setbacks, most of which are short term, that have resulted in production below the year ago period and our forecast for this year.

With regard to the Bakken, harsh winter weather and severe flooding this spring in North Dakota resulted in a backlog of well completions. Net production from the Bakken averaged 25 thousand barrels of oil equivalent per day in the second quarter, which was flat with the first quarter. With improved weather conditions and our recent change to a 38 stage frac design, we expect to close the gap against our production plan over the next six to nine months. As of yesterday, our net Bakken production was 34 thousand barrels of oil equivalent per day.

In terms of the shut in Llano #3 well in the deepwater Gulf of Mexico, the operator plans to perform a workover and restore production in the first quarter of 2012.

Regarding Libya, no estimate as to the timing of the resumption of production can be made until the civil war is resolved and stability returns to the country.

Lastly, a recent fire at the Valhall field, offshore Norway, has shut in a net 30 thousand barrels of oil equivalent per day. The government and operator of the field are both conducting an investigation so that lessons can be learned and a recovery plan can be put in place to restore production.

As a consequence of these various factors, we now forecast 2011 production for our company to average between 375 and 385 thousand barrels of oil equivalent per day versus our previous forecast of between 385 and 395 thousand barrels of oil equivalent per day.

With regard to deepwater exploration, we confirmed in May a discovery at our Paradise prospect in Ghana.  The well, drilled on our 90 percent owned Deepwater Tano Cape Three Points Block, encountered 490 feet of net pay.  Preliminary reservoir formation testing confirms that the fluid types comprise oil and gas condensate.  We plan to begin appraisal drilling in early 2012, subject to government approvals and rig availability.

In Indonesia, we spud the Andalan well on the Semai V block on July 12th.  Hess has a 100 percent working interest in the block.

In Brunei, the operator of Block CA-1, in which Hess has a 13.5 percent interest, intends to commence exploration drilling later in the third quarter.

This morning we announced that we, along with our partner, Petroceltic International, signed production sharing contracts with the Kurdistan Regional Government of Iraq for the Dinarta and Shakrok exploration blocks.  Hess will have an 80 percent paying interest and be the operator of the blocks, which have a combined area of more than 670 square miles.  Under the terms of the contract we will acquire 2D seismic and drill at least one well on each of the blocks over the three year license period.  Based on the anticipated work programs, Hess’ total financial commitment is expected to be approximately $288 million.

Turning to Marketing and Refining, we reported a loss of $39 million for the second quarter of 2011.  Financial results at our Hovensa joint venture refinery were below the year ago quarter.  While the new refinery configuration has started to make a positive contribution to financial performance, it was more than offset by higher fuel costs.

Marketing earnings were above the second quarter last year.  Retail marketing benefited from improved margins in May and June.  Gasoline volumes on a per site basis were down approximately 2 percent and total convenience store sales were down by about 4 percent - both reflecting the weak economy. Our Energy Marketing business delivered strong results, helped by higher year over year natural gas and electricity sales volumes.

Capital and exploratory expenditures in the first half of 2011 were approximately $2.7 billion, substantially all of which were related to Exploration and Production.  For the full year 2011, our capital and exploratory expenditures forecast has been increased to $6.2 billion from $5.6 billion.  Additional investments in the Bakken and Eagle Ford as well as the recently announced Kurdistan exploration agreement account for the increase.

We remain committed to sustaining the profitable growth of our reserves and production and ensuring we have the financial strength to fund our future investment opportunities.

I will now turn the call over to John Rielly.